Exhibit 10.62


ALL RIGHTS TO RECEIVE PAYMENTS UNDER THIS NOTE ARE SUBJECT TO A SUBORDINATION AGREEMENT AMONG WTC INDUSTRIES, INC., ROBERT KLAS, SR. AND U.S. BANK NATIONAL ASSOCIATION.

                                 REVOLVING NOTE

Date: December 28, 2000                             Principal Sum: $1,250,000.00

         For value received, the undersigned, WTC Industries, Inc., (the "Maker"), promises to pay to the order of Robert C. Klas, Sr., (the "Holder"), at 150 East Marie Avenue, West St. Paul, Minnesota 55118, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America, the principal sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) or, if less than such amount, the aggregate unpaid principal amount of all advances made to Maker from time to time, with interest (calculated on the basis of actual days elapsed in a 365 day year) thereon from the date hereof on the unpaid balances from time to time remaining.

         Interest shall accrue on the unpaid balance at an annual rate equal to the Wall Street Journal prime rate of interest plus four (4) percent payable monthly. Principal shall be payable on December 31, 2001.

         All payments under this Note shall first be applied to interest on unpaid principal and the balance to the amortization and reduction of principal.

         The Maker hereof shall have the option to prepay the balance of this
Note in whole or in part, at any time, without penalty provided that any such prepayment shall be applied against future payments and installments due under this Note in the inverse order of maturity.

         This Note shall become automatically due and payable, including unpaid interest accrued thereon, without notice or demand, should a petition be filed by or against the undersigned under the United States Bankruptcy Code.

         If any payment under this Note is not paid when due, or if any other indebtedness of the undersigned to the Holder is not paid when due, the Holder hereof may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall be immediately due and payable, together with all unpaid interest accrued hereon, without notice or demand; provided, however, nothing herein


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contained shall preclude or limit the holder hereof from demanding payment of this Note at any time and for any reason, without notice.

         The undersigned agrees to pay all costs of collection, including reasonable attorney's fees and legal expenses incurred by the holder hereof in the event this Note is not duly paid.

         Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned.

         This Note shall be governed by the substantive laws of the State of Minnesota.

Address of Maker:                      PentaPure Incorporated


WTC Industries, Inc.                   By:  /s/ Greg Jensen
150 Marie Avenue East                      -------------------------------------
West St. Paul MN 55118-4002                Greg Jensen
                                           Chief Financial Officer


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